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                                  TOPRO, INC.

                                              EXHIBIT 21.1



                  LIST OF ALL SUBSIDIARIES OF THE REGISTRANT

Name (and d/b/a name, if any,) of subsidiary           Jurisdiction of Incorporation
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Advanced Control Technology, Inc.                                 Oregon

Visioneering Holding Corp.                                      California

Management Design and Consulting Services, Inc.                   Georgia

All Control Systems, Inc.                                      Pennsylvania

Tech Sales, Inc.                                                 Colorado

Topro Systems Integration, Inc.                                  Colorado

Sharp Electric Construction Company, Inc.                        Colorado
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